                                                                      Exhibit 12



                 United Air Lines, Inc. and Subsidiary Companies
                 -----------------------------------------------

                Computation of Ratio of Earnings to Fixed Charges
                -------------------------------------------------


                                                           Six Months Ended
                                                          ------------------
                                                                June 30
                                                          1999          1998
                                                          ----          ----
                                                            (In Millions)
Earnings:

   Earnings before income taxes and extraordinary item   $ 1,158    $   509
   Fixed charges, from below                                 508        482
   Undistributed earnings of affiliates                      (27)       (37)
   Interest capitalized                                      (36)       (56)
                                                         -------    -------

       Earnings                                          $ 1,603    $   898
                                                         =======    =======

Fixed charges:

   Interest expense                                      $   188    $   176
   Portion of rental expense representative
       of the interest factor                                320        306
                                                         -------    -------

       Fixed charges                                     $   508    $   482
                                                         =======    =======

Ratio of earnings to fixed charges                          3.15       1.86
                                                         =======    =======